Exhibit 10.1

April 01, 2011

Mr. Kishore Mamillapalli
9405 Cacti Ct.
Panorama City, CA 91402

RE:  Employment Offer

Dear Mr. Mamillapalli:

eCampusCash Inc. (the “Company”) is pleased to offer you the position of President, Chief Executive Officer, Secretary and Treasurer.

The starting salary offered for this position is $140,000 annually. You will also be granted options for a total of 10,000,000 shares of common stock, $0.001 par value per share, of the Company at $0.001 per Share shares of Non Statutory Stock Options at an exercise price to be determined by the Board of Directors of the Company.

You will also be entitled to participate in the 2011 Equity Incentive Plan (the “Plan”) the Company, which is designed to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company.  There are 3,000,000 shares of common stock, $0.0001 par value per share authorized under the Plan.

Your start date with eCampusCash Inc. will be April 05, 2011.

Please note that your employment with the Company is for no specified period.  On your first day of employment, you will be provided with additional information about the objectives and policies, benefit programs and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States.

We are pleased to have you join the eCampusCash Inc. team as a member of what we feel is an organization that offers each employee an opportunity for personal and professional development.  We look forward to working with you in the future, and hope you will find your employment at eCampusCash Inc. a rewarding experience.

Very truly yours,
eCampusCash Inc.

ACCEPTED AND AGREED:

By:	/s/ Kishore Mamillapalli	Date: April 1, 2011
Kishore Mamillapalli, Chairman of the Board

eCampusCash Inc, 4445 Overland Ave Culver City, CA 90230	www.ecampuscash.com Phone : 800-385-3602 Fax : 800-385-3604

CANDIDATE

By:	/s/ Kishore Mamillapalli	Date: April 1, 2011
Kishore Mamillapalli, Chairman of the Board

eCampusCash Inc, 4445 Overland Ave Culver City, CA 90230	www.ecampuscash.com Phone : 800-385-3602 Fax : 800-385-3604

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